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                                                                     EXHIBIT (1)

                                                                  EXECUTION COPY

                      SECOND AMENDMENT TO RIGHTS AGREEMENT

                  THIS SECOND AMENDMENT TO RIGHTS AGREEMENT, dated as of March __, 2003 (the "Amendment"), is between PERSONNEL GROUP OF AMERICA, INC., a Delaware corporation (the "Company"), and WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), a national banking association, as successor rights agent (the "Rights Agent").

                  WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of February 6, 2002, which Rights Agreement was amended by the First Amendment to Rights Agreement, dated as of December 13, 2001 (as amended, the "Rights Agreement");

                  WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement); and

                  WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27;

                  NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1. Amendment to Definition of "Acquiring Person". Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: "Notwithstanding the foregoing, the MatlinPatterson Group, the Inland/Links Group and any Other Noteholders, and Affiliates of any of the foregoing, shall not become an Acquiring Person by virtue of the acquisition of Beneficial Ownership of shares of Common Stock as a result of (i) the execution of a Restructuring Agreement by and among the Company, MatlinPatterson Global Opportunities Partners L.P., Inland Partners, L.P., Links Partners, L.P. and certain Other Noteholders (as the same may be amended from time to time, the "Restructuring Agreement") as generally contemplated by the agreement-in-principle dated as of November 11, 2002, among the Company, certain of its lenders under Amendment No. 4 dated as of February 8, 2002 to the Amended and Restated Credit Agreement, dated as of June 23, 1997, between the Company, Bank of America, N. A. as agent, and the lenders party thereto, and certain holders of the Company's 5 3/4% Convertible Subordinated Notes, due 2004, or (ii) the consummation of the transactions contemplated by the terms of the Restructuring Agreement. For purposes of this Agreement, the "MatlinPatterson Group" shall mean MatlinPatterson Global Opportunities Partners L.P. and any Affiliates of MatlinPatterson Global Opportunities Partners L.P. that are party to the Schedule 13D/A of the Company filed on November 20, 2002 (the "Schedule 13D"); the "Links/Inland Group" shall mean Inland Partners, L.P. and Links Partners, L.P. and any Affiliates of Inland Partners, L.P. and Links Partners, L.P. that are party to the Schedule 13D; and "Other Noteholders" shall mean any other holders of 53/4% Convertible Subordinated Notes due 2004 of the Company that are signatories to the Restructuring Agreement.


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2.       Rights Agreement as Amended. The term "Agreement" as used in the Rights
         Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

3. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

5. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the day and year first above written.





Attest:                                 PERSONNEL GROUP OF AMERICA, INC.


/s/ Ken R. Bramlett, Jr.                By:    /s/ Larry L. Enterline
----------------------------------             ---------------------------------
Name:  Ken R. Bramlett, Jr.                    Name:  Larry L. Enterline
Title: Senior Vice President and               Title: Chief Executive Officer
       Secretary



Attest:                                 WACHOVIA BANK, NATIONAL ASSOCIATION
                                               (formerly known as First Union
                                               National Bank), as Rights Agent


/s/ Delores Ann Harris                  By:    /s/ Devonna L. Mosley
----------------------------------             ---------------------------------
Name:  Delores Ann Harris                      Name:  Devonna L. Mosley
Title: Trust Officer                           Title: Trust Officer





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